CONTACTS:     Ingo Bank, Senior Vice President and Chief Financial Officer
        Jill Baker, Corporate Vice President of Investor Relations
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PAREXEL ISSUES UPDATED OPERATIONAL AND FINANCIAL INFORMATION

•	Expects Q2 FY 2014 book-to-bill ratio to exceed 1.3

•	Increases prior revenue guidance for second quarter and Fiscal Year 2014

•	Raises bottom end of prior EPS guidance for Q2 and Fiscal Year 2014

Boston, MA, January 13, 2014 – Today, PAREXEL International Corporation (NASDAQ: PRXL) announced its updated outlook for new business wins in the second quarter of Fiscal Year 2014, and also provided updated financial guidance. With regard to new business wins, the Company expects to report a net book-to-bill ratio in excess of 1.3 in the December 2013 quarter (net book-to-bill is defined as gross new business wins, less cancellations, divided by the quarter’s consolidated service revenue).

The Company also updated its financial guidance for the second quarter of Fiscal Year 2014 ended December 31, 2013, and for the full Fiscal Year 2014 ending June 30, 2014. The Company’s updated financial guidance takes into account the projected impact from second quarter new business wins and cancellations, the impact of recent exchange rates, and the Company’s updated overall outlook. The Company’s current guidance is detailed below:

	Guidance Issued 1/13/14	Guidance Issued 10/29/13
Q2 FY 2014 Revenue	$480 - $485 million	$475 - $480 million
Q2 FY 2014 GAAP EPS	$0.48 - $0.50	$0.46 - $0.50

FY 2014 Revenue	$1.895 - $1.925 billion	$1.890 - $1.920 billion
FY 2014 GAAP EPS	$1.97 - $2.11	$1.95 - $2.11
FY 2014 Adjusted GAAP EPS*	$1.97 - $2.11	$1.95 - $2.11

This updated guidance is being provided in conjunction with the Company’s presentation at the JP Morgan Healthcare Conference as previously announced in a press release issued January 7, 2014.

PAREXEL is in the process of finalizing and consolidating its financial results for the second quarter ended December 31, 2013. The Company plans to report financial results for the second quarter on January 29, 2014, and to host a conference call regarding the results on January 30, 2014.

*Adjustments include $0.5 million in acquisition and integration expenses, offset by a $0.4 million gain related to the revaluation of the HERON earn-out contingent consideration liability, along with the related tax impacts, all of which were recorded in Q1 FY 2014.

In addition to the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.

About the Company

PAREXEL International Corporation is a leading global biopharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, medical communications, and technology solutions and services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 77 locations in 51 countries around the world, and has approximately 14,975 employees. For more information about PAREXEL International visit www.PAREXEL.com.

PAREXEL, Perceptive Informatics, LIQUENT, and HERON are registered trademarks of PAREXEL International Corporation or its affiliates.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; adjustments and other items that may be identified during the finalization and consolidation of the Company’s financial results for the second quarter; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions, and to integrate newly acquired businesses including the recent acquisitions of LIQUENT, Inc. and HERON, Inc., or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the year ended September 30, 2013 as filed with the SEC on November 4, 2013, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.